UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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NOTICE OF ANNUAL MEETING

The Annual Meeting of Shareholders of AVX Corporation (the “Company”), a Delaware corporation, will be held at the Warwick New York Hotel, 65 West 54th Street, New York, NY 10019 on Wednesday, July 18, 2018, at 10:00 a.m., for the following purposes as described in the accompanying proxy statement:

1.	To elect three Class II Director nominees named in the attached proxy statement to our Board of Directors to serve until their terms expire in 2021;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2019;

3.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only shareholders of record of the Company on May 31, 2018, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Please vote in one of the following ways:

●	Use the toll-free telephone number shown on your proxy card;

●	Visit the website shown on your proxy card to vote via the Internet; or

●	Mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

The Company is providing an Annual Report for the fiscal year ended March 31, 2018 on Form 10-K to shareholders in lieu of a separate annual report. Our Annual Report on Form 10-K is also available electronically to shareholders on the Company’s website at www.avx.com under “About – Investor Relations.”

Whether or not you plan to attend the meeting, you are urged to promptly complete, sign, date and return the enclosed proxy card in the envelope provided (or follow the instructions set forth in the enclosed proxy to vote by telephone or the Internet). Returning your proxy card as described above does not deprive you of your right to attend the meeting and to vote your shares in person. However, in order to vote your shares in person at the meeting, you must be a shareholder of record or hold a valid proxy from your broker permitting you to vote at the meeting.

Evan Slavitt Corporate Secretary Fountain Inn, South Carolina June 4, 2018

YOUR VOTE IS IMPORTANT

PLEASE COMPLETE, DATE AND SIGN YOUR PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE, OR USE TELEPHONE OR INTERNET VOTING BEFORE THE ANNUAL MEETING.

THE PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K OF AVX CORPORATION IS ALSO AVAILABLE AT WWW.PROXYVOTE.COM.

AVX Corporation
1 AVX Boulevard, Fountain Inn, SC 29644

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PROXY STATEMENT
Annual Meeting of Shareholders
To be held Wednesday, July 18, 2018

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INTRODUCTION

This Proxy Statement is furnished to the shareholders of AVX Corporation (“AVX” or the “Company”) in connection with the solicitation on behalf of the Board of Directors (the “Board”) of proxies to be used at the Annual Meeting of Shareholders (as may be adjourned or postponed, the “Annual Meeting”) to be held on Wednesday, July 18, 2018, at 10:00 a.m., at the Warwick New York Hotel, 65 West 54th Street, New York, NY 10019, and any adjournment or postponement thereof. The Company expects that this Proxy Statement, with the accompanying Notice of Annual Meeting and proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018, will be mailed to shareholders no later than June 8, 2018. The Annual Report on Form 10-K for the fiscal year ended March 31, 2018 is also available to shareholders on the Company’s website at www.avx.com under “About – Investor Relations.”

Each share of AVX common stock, par value $0.01 per share (the “Common Stock”), outstanding at the close of business on May 31, 2018, will be entitled to one vote on all matters acted upon at the Annual Meeting. On May 31, 2018, 168,529,387 shares of Common Stock were outstanding.

Shares will be voted in accordance with the instructions indicated in a properly executed proxy. In the event that voting instructions are omitted on any such properly executed proxy, the shares represented by such proxy will be voted as recommended by the Board. Shareholders have the right to revoke their proxies at any time prior to a vote being taken by: (i) delivering written notice of revocation that is received by the Company before the Annual Meeting to the Corporate Secretary at the Company’s principal offices; (ii) delivering a proxy bearing a later date or time than the proxy being revoked; (iii) resubmitting a vote by telephone or Internet (as explained in the proxy voting instructions attached to the proxy card); or (iv) voting in person at the Annual Meeting. You may attend the Annual Meeting and vote in person if you are a shareholder of record on May 31, 2018. If your shares are held in “street name” by your broker or bank, you may vote your shares in person only if you have a legal proxy from the entity that holds your shares giving you the right to vote the shares. A legal proxy is a written document from your brokerage firm or bank authorizing you to vote the shares it holds in its name.

The presence at the Annual Meeting, in person or by proxy, of shareholders holding in the aggregate a majority of the outstanding shares of the Company’s Common Stock entitled to vote at such meeting shall constitute a quorum for the transaction of business. The election of directors shall be determined by a plurality of the votes of shareholders of the Company present, in person or represented by proxy, and entitled to vote at the Annual Meeting. All other proposed matters shall be decided by a majority of the votes cast by the holders of the Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Proxies indicating shareholder abstentions will, in accordance with Delaware law, be counted as represented at the Annual Meeting for purposes of determining whether there is a quorum present. Any abstentions will also be counted as a vote cast on any proposal (other than the election of directors) and, accordingly, will have the effect of a vote against such proposals. Abstentions will have no effect on the election of directors. Shares represented by “broker non-votes” (i.e., shares held by brokers or nominees that are represented at a meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum, but will not be voted on such matter and will not be counted for purposes of determining the number of votes cast on such matter.

The Company has been informed by the Trustee for the Company’s retirement plans that shares of Common Stock held by the Trustee for such plans will be voted by the Trustee in accordance with instructions received from the participants, and if no instructions are received with respect to any shares, such shares will be voted in the same proportion as shares for which instructions are received from other participants in the plan.

At the date of this Proxy Statement, management does not know of any matter to be brought before the Annual Meeting for action other than the matters described in the accompanying Notice of Annual Meeting and matters incident thereto. If any other matters should properly come before the Annual Meeting, the holders of the proxies will vote and act with respect to such matters in accordance with their best judgment. Discretionary authority to do so is conferred by the proxy.

Holders of our Common Stock are not entitled to dissenters’ rights or appraisal rights with respect to the proposals to be considered at the Annual Meeting.

PROPOSAL I

ELECTION OF DIRECTORS

NOMINATIONS FOR THE BOARD OF DIRECTORS

The Board has currently fixed the size of the Board at nine (9) directors. It is currently divided into three classes elected for staggered three year terms. Each director holds office until a successor has been duly elected and qualified, or until such director’s death, resignation, or removal in the manner provided in the Company’s Bylaws. The Board believes that the nominees identified below have the industry experience, qualifications, attributes and skills to be effective directors and to be elected as directors to serve for the terms indicated.

Directors Standing for Election

CLASS II

To be elected for terms expiring at the annual meeting in 2021

JOHN SARVIS	Age 68

Member of the Board since April 1, 2015. Chairman of the Board since 2016. Chief Executive Officer and President of the Company since April 2015. Vice President of Ceramic Products from 2005 to March 31, 2015. Divisional Vice President – Ceramic Products from 1998 to 2005. Employed by the Company since 1973. Mr. Sarvis’ varied experience in managing the Company’s ceramics business makes him uniquely qualified for the Board.

GORO YAMAGUCHI	Age 62

Member of the Board since July 2013. President and Representative Director of Kyocera Corporation (“Kyocera”) since April 1, 2013. Director and Managing Executive Officer of Kyocera from June 2009 to March 2013. Managing Executive Officer of Kyocera from April 2009 to May 2009. General Manager of Corporate Semiconductor Components Group of Kyocera from April 2009 to March 2013. Mr. Yamaguchi’s experience in the operations of Kyocera makes him well qualified to serve on the Board of the Company.

JOSEPH STACH	Age 79

Member of the Board since 2004. Retired since 2003. Vice President of Advanced Energy Industries, a manufacturer of products for high tech manufacturing processes, from 1998 to 2003. Chairman, CEO and President of RF Power Products, Inc., a manufacturer and distributor of radio frequency power delivery systems, from 1991 to 1998. The Company believes that Mr. Stach’s qualifications to sit on its Board of Directors include his extensive executive leadership and management experience in the high tech manufacturing industry as Vice President of Advanced Energy Industries and executive positions with RF Power products.

The three persons listed above have been nominated for election by the Board. Unless contrary instructions are given, it is intended that the votes represented by the proxies will be cast FOR the election of each of the three persons listed above as directors. In the event that any of the nominees should become unavailable to stand for election, the Board may designate a substitute. It is intended that all properly executed and returned proxies will be voted FOR such substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

Directors Continuing in Office

CLASS I

Terms expiring at the annual meeting in 2019

DAVID A. DECENZO	Age 63

Member of the Board since 2007. President of Coastal Carolina University in South Carolina (“CCU”) since 2007. From 2006 to 2007 Senior Vice President of Academic Affairs and Provost at CCU. From 2002 to 2006, Dean of the E. Craig Wall, Sr., Wall College of Business Administration at CCU. From 1992 to 2002, Director of partnership development in the College of Business and Economics at Towson University in Maryland. Mr. DeCenzo’s extensive experience in the academic and business community brings a unique perspective to the Board and its activities and makes him well qualified to serve as a director of the Company.

KOICHI KANO	Age 56

Member of the Board since July 2016. Director of Kyocera since June 2016. Managing Executive Officer of Kyocera since April 2016. Senior Executive Officer of Kyocera from 2015 to March 2016. Executive Officer of Kyocera from 2013 to 2015. General Manager of Corporate Development Group of Kyocera since April 2012. General Manager of Operation Support Division of Corporate Development Group of Kyocera from 2011 to March 2012. Deputy General Manager of Crystal Products Sales Division of Corporate Electronic Components Group of Kyocera from 2010 to 2011. General Manager of Circuit Components Division of Corporate Electronic Components Group of Kyocera from 2005 to 2010. Mr. Kano’s experience in the operations of Kyocera makes him well qualified to serve on the Board of the Company.

HIDEO TANIMOTO	Age 58

Member of the Board since 2017. President and Representative Director of Kyocera since April 2017. Director of Kyocera and Managing Executive Officer of Kyocera from 2016 to March 2017. Executive Officer of Kyocera from 2015 to 2016. General Manager of Corporate Fine Ceramics Group of Kyocera from 2014 to March 2017. General Manager of Ceramics Division 2, Corporate Fine Ceramics Group of Kyocera from 2007 to 2014. Mr. Tanimoto’s experience in the operations of Kyocera makes him well qualified to serve on the Board of the Company.

CLASS III

      Terms expiring at the annual meeting in 2020

DONALD B. CHRISTIANSEN	Age 79

Member of the Board since 2002. Retired from AVX in 2000. Senior Vice President of Finance, Chief Financial Officer and Treasurer of AVX from 1997 to 2000. Vice President of Finance, Chief Financial Officer and Treasurer from 1994 to 1997. Chief Financial Officer from 1992 to 1994. Also served as a member of the Board from 1992 to 2000. Mr. Christiansen’s significant financial and business experience resulting from senior executive and financial roles with AVX and within the industry make him eminently qualified to be a director of the Company and to serve as the financial expert on the Audit Committee.

SHOICHI AOKI	Age 58

Member of the Board since July 2012. General Manager of Corporate Financial and Accounting Group of Kyocera since April 2013. Director of Kyocera since June 2009. Managing Executive Officer of Kyocera since April 2009. General Manager of Corporate Financial and Business System Administration Group of Kyocera from 2010 to 2013. General Manager of Corporate Financial and Accounting Group of Kyocera from 2008 to 2010. Mr. Aoki’s experience in Kyocera’s financial function makes him a valuable resource on the Board.

HIROSHI FURE	Age 58

Member of the Board since 2017. General Manager of Corporate Organic Materials Semiconductor Components Group of Kyocera since September 2016. Senior Managing Executive Officer of Kyocera since April 2015. Director of Kyocera since June 2013. Chairman and Representative Director of Kyocera Display Corporation from 2015 to August 2016. General Manager of Corporate Automotive Components Group of Kyocera from 2009 to August 2016. Managing Executive Officer of Kyocera from 2013 to March 2015. Executive Officer of Kyocera from 2011 to 2013. Mr. Fure’s experience in the operations of Kyocera makes him well qualified to serve on the Board of the Company.

PROPOSAL II

RATIFICATION OF
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, as the independent accountants to examine and audit the accounts of the Company for the fiscal year ending March 31, 2019. Although the Company’s Bylaws do not require that shareholders ratify the appointment of PwC as outside auditors, the Board determined that annual selection of the outside auditors would be submitted to shareholders for ratification as a matter of good corporate governance. In the event that ratification of this selection of independent accountants is not approved by the shareholders, the Audit Committee will reconsider the selection of independent accountants. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent accountants at any time during the year.

A representative of PwC is expected to be in attendance at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

See “Report of the Audit Committee – Principal Independent Registered Public Accounting Firm Fees” for information relating to the fees of PwC during fiscal 2017 and fiscal 2018.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2019.

Ownership of Securities by Directors, Director Nominees and Executive Officers

The Common Stock is the only class of equity securities of the Company outstanding. As of May 1, 2018, the directors, director nominees and each executive officer currently named in the Summary Compensation Table below, individually, and all directors, director nominees and executive officers of the Company as a group, beneficially owned (i) shares of Common Stock of the Company and (ii) equity securities of Kyocera, as follows (unless otherwise indicated, each such individual possessed sole voting and investment power with respect to the securities reported to be owned by such person):

Name	Amount and Nature of Beneficial Ownership of Outstanding AVX Shares (1)	Number of AVX Shares Underlying Exercisable Options (2)	Number of AVX Shares Underlying Stock Unit Awards (3)	Total AVX Shares	Percent of AVX Common Stock (4)	Amount and Nature of Beneficial Ownership of Outstanding Kyocera Equity Securities (1)	Number of Kyocera Equity Securities Underlying Exercisable Options (4)	Total Kyocera Equity Securities	Percentage of Kyocera Equity Securities (5)

John Sarvis	21,654	105,500	12,000	139,154	*	35	-	35	*
Goro Yamaguchi	1,641	15,000	2,083	18,724	*	26,384	-	26,384	*
Hideo Tanimoto	-	-	1,250	1,250	*	4,622	-	4,622	*
Shoichi Aoki	1,641	25,000	2,083	28,724	*	10,231	-	10,231	*
Koichi Kano	-	-	2,083	2,083	*	3,509	-	3,509	*
Hiroshi Fure	-	-	1,250	1,250	*	5,097	-	5,097	*
Donald B. Christiansen	1,937	-	2,083	4,020	*	-	-	-	*
David DeCenzo	2,937	-	2,083	5,020	*	-	-	-	*
Joseph Stach	2,937	-	2,083	5,020	*	-	-	-	*
Kurt Cummings	21,508	75,000	6,000	102,508	*	-	-	-	*
Pete Venuto	8,236	11,986	10,000	30,222	*	-	-	-	*
Keith Thomas	16,276	13,750	5,000	35,026	*	-	-	-	*
Evan Slavitt	7,819	65,000	9,333	82,152	*	-	-	-	*

All directors, director nominees and executive officers as a group
(A total of 19 individuals including those named above)	141,212	526,709	109,136	777,057	0.46%	51,522	0	51,522	0.01%

* Less than 1%

(1)

Includes interests, if any, in shares held in the AVX Nonqualified Supplemental Retirement Plan and AVX Corporation Retirement Plan Trusts and shares that are owned directly by, or jointly with, family members. Does not include shares of AVX held by Kyocera that may be deemed to be beneficially owned by the above-named persons that are also directors of Kyocera. See the AVX shares beneficially owned by Kyocera in the “Security Ownership of Certain Beneficial Owners” table below.

(2)

Includes AVX shares underlying options exercisable as of May 1, 2018, and options which become exercisable within 60 days thereafter under the AVX Corporation 2004 and 2014 Stock Option Plans (collectively, the “Stock Option Plans”), or the AVX Corporation 2004 and 2014 Non-Employee Directors' Stock Option Plans (collectively, the “Non-Employee Directors' Stock Option Plans”).

(3)

Includes AVX shares underlying restricted stock units vested as of May 1, 2018, and restricted stock units which become vested within 60 days thereafter under the AVX Corporation 2014 Restricted Stock Unit Plan.

(4)

Based on a total number of 168,394,269 shares of Common Stock outstanding as of May 1, 2018, plus, for each individual director, director nominee and executive officer and for the group, the number of shares of Common Stock underlying options that are currently exercisable or will become exercisable within 60 days of May 1, 2018 and shares of Common Stock underlying restricted stock units which become vested within 60 days of May 1, 2018.

(5)	Based on a total number of 367,286,122 shares of Kyocera equity securities outstanding as of May 1, 2018.

The information provided in the above table as to each director and Named Executive Officer, individually, and all directors and executive officers as a group, is based, in part, on information received from such individuals.

Security Ownership of Certain Beneficial Owners

Set forth below is a table indicating those persons whom the management of the Company believes to be beneficial owners of more than 5% of the Company’s Common Stock as of May 1, 2018.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class (1)
Kyocera Corporation 6 Takeda Tobadono-cho Fushimi-ku, Kyoto 612-8501, Japan	121,800,000	(2)	72.3%

(1)   Based on a total number of 168,394,269 shares of Common Stock outstanding as of May 1, 2018.

(2)   The shares held by Kyocera are subject to the voting and investment control of Kyocera's Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company's directors, officers and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership of any class of the Company’s equity securities. To the Company’s knowledge, during the fiscal year ended March 31, 2018, all of its directors, officers and persons who hold more than 10% of the Common Stock complied on a timely basis with all applicable Section 16(a) filing requirements, other than twelve reports for Michael Hufnagel related to transactions between the date he was appointed the Principal Accounting Officer in 2016 and May 17, 2018.

Board of Directors – Governance

The Board has adopted Corporate Governance Guidelines to assist it in the performance of its duties and the exercise of its responsibilities in accordance with the listing requirements of the New York Stock Exchange (“NYSE”). The guidelines are available on the Company’s website at www.avx.com in the “Corporate Information – Corporate Governance” section. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees. The code is also available on the Company’s website at www.avx.com in the “Corporate Information – Corporate Governance” section.

Because a majority of the Company’s shares are owned by Kyocera, the Company is considered a “controlled company” under the applicable rules of the NYSE. Accordingly, the Company is not required to, and does not have, a Board of Directors with a majority of independent directors or Nominating/Corporate Governance and Compensation Committees composed entirely of independent directors. Nevertheless, the Board has determined that Messrs. Christiansen, DeCenzo and Stach are independent under NYSE listing standards. In addition to the NYSE’s standards, the Board has determined that an independent director is one who is free from any relationship that would interfere with his or her exercise of independent business judgment, receives no compensation from the Company or its subsidiaries other than director’s fees and is not an affiliate of the Company or its subsidiaries. The AVX/Kyocera Foundation, which may be considered an affiliate of the Company, donated $16,500 and $18,000 to CCU during each of the fiscal years ended March 31, 2018 and 2017, respectively, for educational purposes, and $10,000 and $5,000 to the Women’s Leadership Conference chaired by Mr. DeCenzo’s wife, Terry DeCenzo, for the fiscal year ended March 31, 2018 and 2017, respectively. The Board considered Mr. DeCenzo’s position at CCU and Mrs. DeCenzo’s position at the Women’s Leadership Conference and determined that such positions do not impair Mr. DeCenzo’s independence.

Board of Directors – Leadership Structure

The Board of Directors of AVX Corporation is responsible for overseeing the business, property and affairs of the Company. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer, participating in presentations by the managers of the Company’s various businesses and corporate functions, by reviewing materials provided to them and by participating in meetings of the Board and its Committees. The Board also participates in periodic Board training sessions.

Through March 31, 2018, the Board was composed of nine Directors, three of whom are independent. The Board has determined that Messrs. Christiansen, Stach and DeCenzo are independent under the applicable rules of the NYSE. Donald Christiansen, one of the independent Directors, has served as Presiding Director since 2008. John Sarvis has served as Chairman of the Board since 2016. The Chairman oversees the actual Board meetings. The Presiding Director organizes and presides over all executive sessions of the Non-Management Directors, which are those attended solely by independent directors. The other principal responsibilities of the Presiding Director include:

●	counseling the Chairman on issues of interest or concern to the independent directors;
●	evaluating, along with the members of the Board, the Chairman’s performance; and
●	coordinating an annual Board self-assessment to evaluate the effectiveness of the Board and individual Board members.

The Board is composed of qualified and experienced leaders with the ability to provide oversight to the Company. We believe that all directors and director nominees have demonstrated seasoned leadership and are familiar with Board processes.

The Board believes that there is no single best organizational model that is the most effective in all circumstances and that the shareholders’ interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Board and Company at a given time, including who should best serve as Chairman and whether the roles of Chief Executive Officer and Chairman should be combined. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces and are in the best position to evaluate the needs of the Company, the risks facing the Company and how best to maximize the capabilities of the directors and management to meet those needs.

The appointment by the Board of an experienced independent Presiding Director provides additional strength and balance to our Board leadership structure.

Board of Directors – Director Nomination Process

 The Company’s Corporate Governance Guidelines provide that the Board as a whole is responsible for considering and nominating individuals for election to the Board based on candidates suggested by members of the Board, management and shareholders. As indicated above, the Company has not established a separate Nominating and Governance committee because it is a “controlled company” under the applicable rules of the NYSE. The Board does not currently operate under a formal written charter when discharging its nominating functions. The Company has a policy of including a diverse mix of both men and women from corporate and non-corporate environments in the pool of potential candidates for director nominations, and the Board considers diversity of gender, business, academic and leadership experience as factors in assessing the Board makeup and appropriate skills and characteristics required of Board members.

The Board has not adopted specific objective requirements for service on the Board. Instead, the Board will consider various factors in determining whether to nominate an individual for election by the shareholders. Among other things, the Board expects each director to:

●	understand AVX’s businesses and the marketplaces in which it operates;
●	regularly attend meetings of the Board and of the Committees on which he or she serves;
●	review and understand the materials provided in advance of meetings and any other materials provided to the Board from time to time;
●	actively, objectively and constructively participate in meetings and the strategic decision-making processes;
●	participate in periodic Board training programs;
●	share his or her perspective, background, experience, knowledge and insights as they relate to the matters before the Board and its Committees; and
●

be reasonably available when requested to advise the Chief Executive Officer and management on specific issues not requiring the attention of the full Board but where an individual director’s insights might be helpful to the Chief Executive Officer or management.

The Board will consider candidates recommended by shareholders in the same manner as other candidates.

Shareholders and other interested parties who wish to communicate with the Board (including, in the case of shareholders, in order to recommend or nominate director candidates to the Board), individual Board members, the Chairman of the Board, the Presiding Director or the Non-Management Directors as a group may do so by either of the following means:

●	send correspondence by email to compliance@avx.com; or
●	write to AVX Corporation, Compliance Office, 1 AVX Boulevard, Fountain Inn, SC 29644.

All questions and concerns will be received and processed by the Corporate Compliance Office. Questions and concerns relating to AVX’s accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee. Questions and concerns addressed to the Board will be referred to the Presiding Director. Other questions and concerns will be processed by the Corporate Compliance Office and forwarded to the addressees or distributed at the next scheduled Board meeting, as appropriate.

To be timely, a shareholder’s proposal for the recommendation or nomination of directors must be received by the Company in the timeframes described under “Shareholder Proposals” elsewhere in this Proxy Statement. A shareholder’s proposal for nomination must comply with the requirements of the Bylaws of the Company. Among other things, the Bylaws require that a shareholder’s notice of a director nomination must include a representation that the nominee will not have any undisclosed voting arrangements with respect to such nominee’s actions as director and an agreement to complete a nominee questionnaire relating to such nominee’s independence and other information to be included in a proxy statement pursuant to Regulation 14A under the Exchange Act or otherwise requested by the Company.  Such notice of intent to make a nomination shall be accompanied by the written consent of each nominee to be named in the proxy statement and to serve as director of the Company if so elected.

Board of Directors – Risk Oversight

The Board takes an active role in risk oversight of the Company both as a full Board and through its Committees. Through detailed presentations by the managers of the Company’s various businesses and corporate functions, the Board reviews and advises with respect to the Company’s business strategies, financial plans, cybersecurity measures and management development with attention and focus on the risks to achievement of these strategies and plans. Such risks include those involving the leadership structure, compensation and succession planning, those inherent in the Company’s businesses as well as the risks from external sources such as competitors, the economy, cybersecurity, the environment and regulatory and legislative developments.

These reviews, discussions and presentations are intended to assist the Board and management in its evaluation of the Company’s risk management practices and to promote a culture that actively identifies and manages risk.

The Audit Committee meets regularly with Company management with regard to the Company’s financial risk management processes, controls and capabilities and with the Company’s chief internal auditor with regard to significant control matters. In addition, the Audit Committee reviews the Company’s procedures regarding the receipt, retention and treatment of complaints regarding internal accounting, accounting controls or audit matters. The Audit Committee also reviews any whistleblower reports received by the Company.

The Compensation Committee oversees the Company’s executive compensation arrangements. The Compensation Committee considers the risks arising from the Company’s overall senior management and other employee compensation policies and practices in connection with administering the Management Incentive Plan and other employee benefit plans.

The Special Advisory Committee reviews and approves all material agreements and transactions between the Company and related parties other than compensation arrangements discussed above. The Special Advisory Committee operates under a written charter which sets forth the policies and procedures for such approvals. In approving any such agreement or transaction pursuant to those procedures, the Special Advisory Committee must determine that, in its judgment, the terms thereof are equivalent to those to which an independent unrelated party would agree at arm’s-length or are otherwise in the best interests of the Company and its shareholders generally. See “Relationship with Kyocera” below for more information.

Board of Directors - Meetings Held and Committees

The Board held four (4) meetings during the fiscal year ended March 31, 2018. During that period, all of the directors attended at least 75% of the meetings of the Board and meetings of the Committees of the Board on which they served. The directors are encouraged and expected to attend the Annual Meeting of Shareholders if reasonably possible. All of the directors attended the Company’s Annual Meeting of Shareholders held on August 2, 2017.

As of May 31, 2018, the Board had the following standing committees and no nominating committee:

Executive Committee. The Executive Committee has been delegated authority by the Board to exercise the powers of the Board in matters pertaining to the management of the business. The Executive Committee held no meetings during the fiscal year ended March 31, 2018. As of March 31, 2018, the members of the Executive Committee were Messrs. Yamaguchi (Chairman), Sarvis, Kano, and Tanimoto.

Audit Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act and operates under a written charter adopted by the Board of Directors. The Audit Committee is appointed by the Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s consolidated financial statements and the financial reporting processes; the systems of internal accounting and financial controls; the annual independent audit of the Company’s consolidated financial statements; the independent registered public accounting firm’s qualifications and independence; the performance of the Company’s internal audit function and independent registered public accounting firm and any other areas of potential financial risks to the Company specified by the Board of Directors. The Audit Committee is also responsible for hiring, retaining and terminating the Company’s independent registered public accounting firm. The Audit Committee met nine times during the fiscal year ended March 31, 2018.

The Audit Committee is composed of three members. The members of the Audit Committee are Messrs. Christiansen (Chairman), Stach and DeCenzo. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. The Board of Directors has determined that the Company has at least one “audit committee financial expert,” as defined by the SEC, serving on the Audit Committee. The “audit committee financial expert” designated by the Board is Mr. Christiansen. The Board of Directors has determined that all members of the Audit Committee are “independent” under the NYSE audit committee member independence requirements.

Compensation Committee. The Compensation Committee has the full power and authority of the Board with respect to the determination of compensation for all executive officers of the Company. The Compensation Committee, operating under a written charter adopted by the Board of Directors, also has full power and authority over any executive compensation plan approved by the Board for the Company and its subsidiaries, including the issuance of shares of Common Stock, as the Compensation Committee may deem necessary or desirable in accordance with such compensation plans. The Compensation Committee held three meetings during the fiscal year ended March 31, 2018. As indicated above, the Company is not required to, and does not have, a Compensation Committee composed entirely of independent directors because it is a “controlled company” under the applicable rules of the NYSE. The members of the Compensation Committee are Messrs. Yamaguchi (Chairman), Tanimoto, Kano, Stach and DeCenzo. To the extent permitted under Delaware law, the Board or the Compensation Committee may expressly delegate to any individual or group of individuals some or all of the Compensation Committee’s authority to grant awards under the Company’s equity incentive plans, except that no delegation of its duties and responsibilities may be made with respect to awards to executive officers. The acts of such delegates shall be treated hereunder as acts of the Compensation Committee, and such delegates shall report to the Compensation Committee regarding the delegated duties and responsibilities. Additional information regarding the Compensation Committee and its processes and procedures for the consideration and determination of executive compensation can be found in the Compensation Discussion and Analysis section in this Proxy Statement.

Special Advisory Committee. The Special Advisory Committee is composed of independent directors and operates under a written charter adopted by the Board of Directors. The committee is required to review and approve all material agreements and significant transactions between the Company and related parties other than compensation arrangements discussed above (including any agreements and transactions between the Company and any related party that are or may be within the scope of applicable rules, regulations and guidance of the NYSE and Item 404 of Regulation S-K) and to meet periodically in an executive session without management. The Special Advisory Committee held one meeting during the fiscal year ended March 31, 2018. The members of the Special Advisory Committee are Messrs. Stach (Chairman), DeCenzo and Christiansen.

The Board has adopted written charters for the Audit, Compensation, and Special Advisory Committees. The charters, as amended, are available on the Company’s website at www.avx.com in the “About – Corporate Information – Corporate Governance” section.

Director Compensation

The Board determines compensation for all directors. The following table and narrative provides information related to the compensation of directors during fiscal 2018.

Name (1)	Fees Earned or Paid In Cash ($)	Stock Awards ($) (2) (3) (4)	Total ($)
Goro Yamaguchi	18,000	44,625	62,625
Hideo Tanimoto (5)	7,500	44,625	52,125
Shoichi Aoki	18,000	44,625	62,625
Koichi Kano	18,000	44,625	62,625
Hiroshi Fure (5)	7,500	44,625	52,125
Donald B. Christiansen	85,000	44,625	129,625
David A. DeCenzo	85,000	44,625	129,625
Joseph Stach	90,000	44,625	134,625

(1)

Mr. John Sarvis, the Company’s Chief Executive Officer and President, also served as Chairman of the Board of the Company since 2016. Information regarding the compensation paid to Mr. Sarvis is provided in the Summary Compensation Table of this Proxy Statement.

(2)

The aggregate number of restricted stock unit awards held by each of the directors as of March 31, 2018 is as follows: Goro Yamaguchi – 2,083; Hideo Tanimoto – 1,250, Shoichi Aoki – 2,083; Koichi Kano – 2,083; Hiroshi Fure – 1,250; Donald B. Christiansen – 2,083 David A. DeCenzo – 2,083; Joseph Stach – 2,083.

(3)

The aggregate number of stock option awards held by each of the directors as of March 31, 2018 is as follows: Goro Yamaguchi – 15,000; Hideo Tanimoto – 0; Shoichi Aoki – 25,000; Koichi Kano – 0; Hiroshi Fure – 0; Donald B. Christiansen – 0; David A. DeCenzo –0; Joseph Stach –0. No stock options were awarded during fiscal 2018.

(4)

Reflects the aggregate grant date fair value of restricted stock units awarded during fiscal 2018, computed in accordance with FASB ASC Topic 718. Grant date fair value for the restricted stock units is based on the fair market value of the shares underlying the award on the date of grant. These stock units were granted pursuant to the 2014 Restricted Stock Unit Plan. A grantee will not recognize income at the time a stock award is granted, but will recognize ordinary income at the time of vesting of the stock award in an amount equal to the fair market value of the shares vesting on the vesting date.

(5)	Messrs. Tanimoto and Fure joined the Board of Directors on August 2, 2017 and each received a pro rata portion of the annual director’s fee.

During the year ended March 31, 2018, each director who was not an employee of the Company or Kyocera was paid an annual director’s fee of $70,000, $5,000 for each committee assignment (or $10,000 for serving as the Chairmen of the Audit Committee and Special Advisory Committee), and reimbursement of travel expenses. Each director who was an employee of Kyocera was paid an annual director’s fee of $18,000. In addition, each director who is not an employee of the Company is eligible to receive stock options pursuant to the 2014 Non-Employee Directors’ Stock Option Plans or restricted stock units pursuant to the 2014 Restricted Stock Unit Plan, as described below.

AVX feels that it is important for members of the Board to be shareholders of the Company, to have an incentive to help the Company grow and prosper, and to share in that prosperity.

The 2014 Non-Employee Directors’ Stock Option Plan authorizes the issuance of up to 1,000,000 shares of Common Stock. Following the amendment of the Plan in May 2016, options granted under the Plan become exercisable 33 1/3% one year after the date of the grant and an additional 33 1/3% at the end of each of the following two years, provided that in order to exercise the options, the Non-Employee Director must continue to be a director at the date of exercise. However, if such Non-Employee Director’s service terminates due to retirement, death or disability, his options shall thereupon become fully vested and remain outstanding and exercisable until the earlier of one year after the date of such retirement, death or disability or the date of their original expiration. Options have an exercise price equal to the Fair Market Value (as defined in the plan) of the Common Stock on the date of grant. The Board has indicated its intention to not grant any further options under the Plan after fiscal 2016, but reserves the right to do so.

The 2014 Restricted Stock Unit Plan (the “2014 RSU Plan”) approved by shareholders at the July 2014 Annual Meeting authorizes the granting of awards in the form of restricted stock units to directors and employees that provide the participants the right to receive shares of Common Stock. The number of shares reserved and available for issuance under this plan is 3,000,000. The 2014 RSU Plan is administered by the Compensation Committee of the Board, or by the Board itself. During fiscal 2018, each Non-Employee Director was granted 1,250 service-based restricted stock units that vest 33 1/3% one year after the date of the grant and an additional 33 1/3% at the end of each of the following two years. However, if such Non-Employee Director’s service terminates due to retirement, death or disability, his units subject to time vesting shall thereupon become fully vested. In addition, each Non-Employee Director was granted 1,250 performance-based restricted stock units that vest 100% one year after the date of the grant that have a variable payout range of 0% to 100%, which is determined according to the Company’s achievement of certain financial performance targets.

Equity Compensation Plan Information

The following table provides information as of March 31, 2018 about the Common Stock that may be issued under all of the Company’s existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity Compensation plans approved by security holders	1,893,538	$12.90	12,574,049

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended March 31, 2018, the Compensation Committee was composed of Messrs. Yamaguchi, Tanimoto, Kano, Stach and DeCenzo. During the fiscal year ended March 31, 2018, Mr. Yamaguchi was Chairman of the Board of Kyocera, Mr. Tanimoto was President and Representative Director of Kyocera and Mr. Kano was a Managing Executive Officer and Director of Kyocera. Kyocera owns 121,800,000 shares, or approximately 72%, of the Company’s outstanding Common Stock as of March 31, 2018, and has engaged in a significant number and variety of related company transactions with the Company. The significant agreements between the Company and Kyocera are described under the caption “Relationship with Kyocera” below. For additional information concerning positions with Kyocera held by executive officers and directors of the Company, see “Proposal I – Election of Directors” above. Except as described above (or in other sections of this Proxy Statement indicated), during the fiscal year ended March 31, 2018, no member of the Board or the Compensation Committee and none of our executive officers served as a member of a board of directors or compensation committee of any entity whose executive officers served on the Board or Compensation Committee.

Report of the Audit Committee

In accordance with its written charter, as adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended March 31, 2018, the Audit Committee met nine times, and the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with Company management and representatives from the independent registered public accounting firm prior to each public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee received the written disclosures from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee also discussed with management and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with the independent registered public accounting firm its required communications regarding audit plans, audit scope, and identification of audit risks.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all matters required to be discussed in accordance with standards adopted by the Public Company Accounting Oversight Board and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee reviewed and discussed the unaudited quarterly and audited annual consolidated financial statements of the Company as of and for the fiscal year ended March 31, 2018, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the review or audit of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2018, for filing with the SEC. The Audit Committee also reappointed the independent registered public accounting firm, PricewaterhouseCoopers LLP, for the fiscal year ending March 31, 2019.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Donald B. Christiansen, Chairman of the Audit Committee

Joseph Stach

David DeCenzo

Principal Independent Registered Public Accounting Firm Fees

As reflected in the table below, the Company incurred fees of $3,832,307 and $4,309,984 in fiscal 2017 and 2018, respectively, for services performed by PwC. Of these sums, $3,311,906 in fiscal 2017 and $4,037,703 in fiscal 2018 were for audit and audit related services. PwC did not perform any financial system consulting services in fiscal 2017 or 2018.

	2017	2018
Audit Fees (1)	$3,302,192	$4,033,438
Audit Related Fees (2)	9,714	4,265
Tax Fees (3)	513,149	260,423
All Other Fees (4)	7,252	11,858
Total Fees	$3,832,307	$4,309,984

(1)

Audit Fees represent fees for the annual audit of the Company's financial statements, the audit of the Company's internal control over financial reporting, the review of the interim financial statements included in the Company's quarterly reports on Form 10-Q, and other services performed in connection with statutory and regulatory filings.

(2)	Audit related fees consist primarily of attestation-related services not required by regulatory and governmental agencies and employee benefit plan audits.

(3)	Tax Fees represent fees for consultation on tax matters and tax compliance services.

(4)	Other Fees represent fees related to miscellaneous services as well as online technical resources.

The Audit Committee of the Company’s Board of Directors determined that the provision of non-audit services by PwC to the Company during fiscal 2017 and fiscal 2018 was compatible with maintaining the independent registered public accounting firm’s independence.

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services (and the related fees and terms) to be provided to the Company by the independent registered public accounting firm. The authority to pre-approve non-audit services may be delegated by the Audit Committee to one or more members of the Audit Committee, who shall present a summary of any pre-approved activity to the full Audit Committee at each committee meeting, as applicable. None of the non-audit services described above were approved by the Audit Committee pursuant to the exception provided by Rule 2-01(c)(7)(i) under Regulation S-X.

Relationship with Kyocera

Relationship with Kyocera

Since January 1990, the Company’s business has included transactions with Kyocera. During the three years ended March 31, 2018, such transactions have involved the purchase of resale inventories, raw materials, supplies, and equipment, the sale of products for resale, raw materials, supplies and equipment, and the payment of dividends, as set forth in the table below (in thousands):

	Years Ended March 31,
	2016	2017	2018
Sales:
Product and equipment sales to affiliates	$22,230	$30,303	$26,069
Purchases:
Purchases of resale inventories, raw materials, supplies, equipment and services	233,637	303,793	256,660
Other:
Dividends paid	51,156	52,983	54,810

The exchange of information with Kyocera relating to the development and manufacture of multi-layer capacitors and various other ceramic products benefits the Company. AVX and Kyocera have executed several agreements which govern the foregoing transactions and which are described below.

The Special Advisory Committee of the Board, composed of our independent directors (currently Messrs. Stach, DeCenzo, and Christiansen), reviews and approves any material agreements between AVX and Kyocera and any significant transactions between AVX and Kyocera not covered by such agreements. The committee is also responsible for reviewing and approving any other agreements and transactions between the Company and any related party that are or may be within the scope of applicable rules, regulations and guidance of the NYSE and Item 404 of Regulation S-K, if they arise. The Special Advisory Committee operates under a written charter which sets forth the policies and procedures for such approvals. In approving any such agreement or transaction pursuant to those procedures, the Special Advisory Committee must determine that, in its judgment, the terms thereof are equivalent to those to which an independent, unrelated party would agree at arm’s-length or are otherwise in the best interests of the Company and its shareholders generally. Each of the agreements described below contains provisions requiring that the terms of any transaction under such agreement be equivalent to those to which an independent unrelated party would agree at arm’s-length.

Products Supply and Distribution Agreement. Pursuant to the Products Supply and Distribution Agreement (the “Distribution Agreement”) (i) AVX will act as the non-exclusive distributor of certain Kyocera-manufactured products to certain customers in certain territories outside of Japan, and (ii) Kyocera will act as the non-exclusive distributor of certain AVX-manufactured products within Japan. The Distribution Agreement has a term of one year, with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least three months prior written notice. Each party has the ability to appoint a replacement distributor of its products with a minimum one year’s notice period.

In December 2016, Kyocera notified AVX pursuant to the Products Supply and Distribution Agreement of its intent, effective January 1, 2018, to market its manufactured passive and interconnect products globally using Kyocera’s sales force rather than continuing to have AVX resell such products in the Americas, Europe and Asia. Kyocera has indicated its intention to pay commissions to AVX on sales by Kyocera, in the applicable territories, of products designed into customer applications by AVX prior to January 1, 2018 of 2.0% in calendar year 2018, 1.5% in calendar year 2019, and 1.0% in calendar year 2020. Sales of Kyocera resale products were $296.3 million and related operating profit was $18.2 million for the fiscal year ended March 31, 2018.

In February 2017, AVX notified Kyocera pursuant to the Products Supply and Distribution Agreement of its intent, effective April 1, 2018, to market its manufactured products in Japan using AVX’s sales force rather than continuing to have Kyocera resell such products in this territory. AVX has indicated its intention to pay commissions to Kyocera on sales by AVX, in the applicable territory, of products designed into customer applications by Kyocera prior to April 1, 2018 of 2.0% in fiscal year 2019, 1.5% in fiscal year 2020, and 1.0% in fiscal year 2021. Sales of AVX resale products by Kyocera were $21.9 million for the fiscal year ended March 31, 2018.

Disclosure and Option to License Agreement. Pursuant to the Disclosure and Option to License Agreement (the “License Agreement”), AVX and Kyocera exchange confidential information relating to the development and manufacture of multi-layered ceramic capacitors and various other ceramic products, as well as the license of technologies in certain circumstances. The License Agreement has a term of one year with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least six months prior written notice.

Materials Supply Agreement. Pursuant to the Materials Supply Agreement (the “Supply Agreement”), AVX and Kyocera will from time to time supply the other party with certain raw and semi-processed materials used in the manufacture of capacitors and other electronic components. The Supply Agreement has a term of one year, with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least six months prior written notice.

Machinery and Equipment Purchase Agreement. Pursuant to the Machinery and Equipment Purchase Agreement (the “Machinery Purchase Agreement”), AVX and Kyocera will, from time to time, design and manufacture for the other party certain equipment and machinery of a proprietary and confidential nature used in the manufacture of capacitors and other electronic components. The Machinery Purchase Agreement has a term of one year, with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least six months prior written notice.

Compensation Committee Report

The Compensation Committee believes the executive compensation program is appropriate to accomplish the program’s goal of attracting, retaining and motivating highly qualified management professionals. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ending March 31, 2018.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Goro Yamaguchi, Chairman of Compensation Committee

Hideo Tanimoto

Koichi Kano

Joseph Stach

David DeCenzo

Compensation Discussion and Analysis

The following discussion provides an overview and analysis of the Company’s compensation program and policies, the material compensation decisions it has made under those programs and policies with respect to its executive officers in relation to the Company’s performance results, and the material factors that it considered in making those decisions. This discussion focuses on the compensation awarded to, earned by, and paid to the following individuals who are referred to as the “Named Executive Officers” throughout this Proxy Statement:

●	John Sarvis, Chief Executive Officer and President
●	Kurt Cummings, Executive Vice President, Chief Financial Officer and Treasurer
●	Peter Venuto, Senior Vice President of Sales
●	Keith Thomas, Senior Vice President of Corporate Development
●	Evan Slavitt, Senior Vice President, General Counsel and Corporate Secretary

The Company’s executive officer compensation program is designed to enable the Company to attract, retain and motivate highly qualified management professionals who are encouraged to work as a team to accomplish the Company’s goals and objectives. The Company’s compensation philosophy is to directly align executive officer compensation with the financial performance of the organization. The Company believes that the relationship between executive officer compensation and Company performance will create a benefit for all shareholders.

The executive officer compensation program has been developed by the Compensation Committee using various factors over time, although the Committee does not set compensation levels based on any particular benchmarking against a peer group. No outside consultant review of executive compensation was performed during the last three fiscal years. The Chief Executive Officer has historically played a significant role in the recommendation of the amounts of base salary, salary adjustments, incentive compensation and equity-based compensation to be paid to other executive officers. The key elements of the executive officer compensation program are base salary, annual incentive bonus and stock option and other stock awards, in addition to those benefits provided under the Company’s retirement, deferred compensation, and medical plans.

The Compensation Committee reviews and approves each element of the Company’s executive officer compensation program and periodically assesses the effectiveness of the program as a whole. The program covers the Chief Executive Officer, other Named Executive Officers, and all other executive officers of the Company. Specifically, the Committee approves the salaries, cash awards under the Company’s 2017 Management Incentive Plan (“MIP”), the grant of stock options under the Stock Option Plans, the grant of restricted stock unit awards under the 2014 RSU Plan, and the provision of any significant special benefits or perquisites to the executive officers. Each component of compensation, including those established for fiscal 2018, is set on a discretionary, not formulaic, basis taking into account a subjective assessment of the individual’s overall responsibilities and performance rather than specific corporate performance goals for all executive officers.

 Base Salary Program

The base salary program is, in general and for fiscal 2018 in particular, intended to provide base salary levels that are externally competitive and internally equitable, and to reflect each individual’s sustained performance and cumulative contribution to the Company. Each of the other executive officer’s individual performance is reviewed by the Chief Executive Officer to arrive at annual merit increase recommendations taking into account the results of operations for the officer’s area of responsibility. These executive officer merit increase recommendations, including those for the other Named Executive Officers, are then reviewed by the Compensation Committee for reasonableness based on general economic factors, such as increases in the cost of living. The Chief Executive Officer’s base salary and merit increases from year to year are established by the Compensation Committee taking these same considerations into account. The fiscal 2018 salary increases for the Named Executive Officers, which became effective April 1, 2017, took into account the Company’s operating performance in addition to the factors noted above.

Annual Cash Incentives - Management Incentive Plan

The MIP is intended to provide the executive officers, including the Named Executive Officers, incentive to continue and increase their efforts with respect to, and remain in the employ of, the Company.

For fiscal 2016, 2017 and 2018, the MIP provided for annual cash incentive compensation based on the Company’s pre-tax financial results and a subjective analysis of each person’s individual performance. Bonus awards are paid during the summer following each fiscal year end. The cash award pool for the Chief Executive Officer, the other Named Executive Officers and other executive officers is based on 0.1% per participant of the Company’s annual pre-tax profit results, as adjusted for any special, unusual, restructuring or extraordinary items. The cash award for each participant is an allocated portion of the pool, not to exceed 200% of each participant’s base salary, as determined by the Compensation Committee after taking into account suggestions proposed by the Chief Executive Officer and a subjective analysis of each person’s individual performance. The cash award earned by each of the Named Executive Officers for fiscal 2016, 2017 and 2018 is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Long-Term Equity Incentives

The Stock Option Plans and 2014 RSU Plan are designed to reward executive officers, including Named Executive Officers, and other key employees directly for increases in the long-term price of the Common Stock. Each of the Equity Plans directly links the compensation of such officers, senior managers, and key employees to gains by the shareholders and encourages adoption of a strong stakeholder orientation in their work.

The Compensation Committee approves awards generally following each fiscal year end, but will consider grants at other times of the year if deemed necessary. The Chief Executive Officer recommends to the Committee the potential recipients and the number of awards for each other key employee’s grant on a discretionary basis generally based on a subjective evaluation of that individual’s responsibilities and performance. The Chief Executive Officer’s awards are established from year to year (including fiscal 2018) by the Compensation Committee taking these same considerations into account. The Committee reviews and approves the final awards.

Stock Option Plans

The Stock Option Plans provide that stock options will be granted with an exercise price that is equal to the fair market value of the underlying shares on the date of grant which is defined in the plans as the closing price on that date. The Company does not have any program or practice to time option grants to take advantage of the release of material, non-public information. The vesting feature of the option awards is intended to address and mitigate the risk associated with employees giving undue attention to short-term business goals. There were no stock option grant awards in fiscal 2018.

Restricted Stock Unit Plan

The 2014 RSU Plan authorizes the granting of awards in the form of restricted stock units to directors and employees that provide the participants the right to receive shares of Common Stock. The number of shares reserved and available for issuance under the plan is 3,000,000. The 2014 RSU Plan is administered by the Compensation Committee of the Board, or by the Board itself. During fiscal 2018, each Named Executive Officer was granted service-based restricted stock units that vest 33 1/3% one year after the date of the grant and an additional 33 1/3% at the end of each of the following two years. In addition, each Named Executive Officer was granted performance-based restricted stock units that vest 100% one year after the date of the grant that have a variable payout range of 0% to 100%, which is determined according to the Company’s achievement of certain financial performance targets. Such awards are reflected in the Grants of Plan-Based Awards table below.

Family Income Assurance Plan

The Company has in effect a Family Income Assurance Plan for executive officers, including the Named Executive officers. Coverage under this Company self-insured plan provides that, in the event of the death of an executive officer while employed by the Company, the officer’s surviving spouse, or estate, is entitled to receive the equivalent of two years base salary during the following 24 months.

Retirement and Other Benefits

Retirement, medical benefits and Board-approved discretionary cash awards for executive officers, including the Named Executive Officers, are largely the same as those provided to the general salaried employee population applicable to each geographic region. The AVX Nonqualified Supplemental Retirement Plan was established to provide certain U.S. based senior management, including the Named Executive Officers, with supplemental retirement benefits, primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory contribution limits. Amounts contributed to this plan’s separate trust earn market-based returns depending upon the investment choices made by the participant. The investment choices are generally the same as available under the AVX Corporation Retirement Plans.

Miscellaneous benefits offered to executive officers, including the Named Executive Officers, are designed to provide a safety net of protection against the financial catastrophes that can result from liability suits, illness, disability or death.

Tax and Accounting Considerations

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts or types of compensation for our executive officers. Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for compensation over $1 million paid to executive officers. The Compensation Committee reserves the right to approve compensation that may prove not to be tax deductible by the Company when it believes such payments are appropriate and in the best interests of our shareholders, after taking into consideration changing business conditions and the performance of our employees.

EXECUTIVE COMPENSATION

The following table shows cash compensation paid and certain other compensation paid or accrued by the Company for the last three fiscal years to each of the Company’s Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers (“Named Executive Officers”) in all capacities in which they served.

Summary Compensation Table

Fiscal Year Ended March 31, 2018

	Fiscal	Salary	Bonus		Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name & Position	Year	($) (1)	($) (1)		($) (5)	($) (6)	($) (7)	($) (8)	($)
John Sarvis	2018	484,848	34,831	(2)	202,320	-	282,000	105,821	1,109,820
Chairman, Chief Executive	2017	467,000	27,364	(3)	158,640	-	260,000	105,842	1,018,846
Officer and President (9)	2016	450,000	20,711	(4)	-	75,315	227,655	105,057	878,738

Kurt Cummings
Executive Vice President,	2018	435,000	32,328	(2)	202,320	-	254,000	98,294	1,021,942
Chief Financial Officer	2017	415,000	30,853	(3)	158,640	-	234,000	98,593	937,086
and Treasurer	2016	400,398	28,795	(4)	-	50,210	202,559	98,494	780,456

Peter Venuto	2018	365,502	27,406	(2)	168,600	-	213,000	99,779	874,287
Senior Vice President	2017	352,000	26,363	(3)	132,200	-	212,000	93,874	816,437
of Sales	2016	340,452	25,212	(4)	-	50,210	172,232	96,165	684,271

Keith Thomas	2018	337,002	25,353	(2)	168,600	-	196,000	89,741	816,696
Senior Vice President of	2017	325,000	24,360	(3)	132,200	-	180,000	94,752	756,312
Corporate Development	2016	314,772	23,270	(4)	-	50,210	188,859	94,837	671,948

Evan Slavitt
Senior Vice President,	2018	342,000	26,033	(2)	168,600	-	199,000	78,896	814,529
General Counsel and	2017	329,090	25,485	(3)	132,200	-	160,000	65,052	711,828
Corporate Secretary	2016	321,151	24,862	(4)	-	30,126	19,000	70,334	465,472

(1)	Includes amounts earned but deferred by the executive officer at his election, pursuant to the AVX Nonqualified Supplemental Retirement Plan, (the “Supplemental Plan”).

(2)

The amounts shown include 50% of a benefit payable in the summer of 2018 with respect to fiscal year 2018 in accordance with a determination by the Company’s Board of Directors to pay discretionary cash benefits to certain U.S. salaried employees of the Company in an amount equal to 8% of such employee’s 2017 calendar year eligible earnings. The remaining 50% of this benefit will be earned and paid in the summer of 2018, provided the officer is employed by the Company at that time. Amounts shown also include 50% of a discretionary cash benefit with respect to fiscal year 2017 that will be earned and paid in the summer of 2018, based on the officer’s continued employment with the Company at that time.

(3)

The amounts shown include 50% of a benefit that was paid in the summer of 2017 with respect to fiscal year 2017 in accordance with a determination by the Company’s Board of Directors to pay discretionary cash benefits to certain U.S. salaried employees of the Company in an amount equal to 8% of such employee’s 2016 calendar year eligible earnings. The remaining 50% of this benefit will be earned and paid in the summer of 2018, provided the officer is employed by the Company at that time. Amounts shown also include 50% of a discretionary cash benefit with respect to fiscal year 2016 that was earned and paid in the summer of 2017, based on the officer’s continued employment with the Company at that time.

(4)	The amounts shown include 50% of a benefit paid in the summer of 2016 with respect to fiscal year 2016 in accordance with a determination by the Company’s Board of Directors to pay discretionary cash benefits to certain U.S. salaried employees of the Company in an amount equal to 8% of such employee’s 2015 calendar year eligible earnings. The remaining 50% of this benefit was earned and paid in the summer of 2017, based on the officer’s continued employment with the Company at that time. Amounts shown also include 50% of a discretionary cash benefit with respect to fiscal year 2015 that was earned and paid in the summer of 2016, based on the officer’s continued employment with the Company at that time.

(5)	Reflects the aggregate grant date fair value of restricted stock units awarded during fiscal 2018, computed in accordance with FASB ASC Topic 718. Grant date fair value for the restricted stock units is based on the fair market value of the shares underlying the award on the date of grant. All restricted stock units were granted pursuant to the 2014 Restricted Stock Unit Plan. A grantee will not recognize income at the time a stock award is granted, but will recognize ordinary income at the time of vesting of the stock award, in an amount equal to the fair market value of the shares vesting on the vesting date.

(6)	Reflects the aggregate grant date fair value of stock options awarded during fiscal year 2016, computed in accordance with FASB ASC Topic 718. All stock options were granted pursuant to the 2014 Stock Option Plan. The assumptions made in the valuation of stock options are set forth in Note 12 in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2018. No options have been forfeited by any of the Named Executive Officers.

(7)	For the fiscal years ended March 31, 2016, 2017 and 2018, reflects for all Named Executive Officers, 100% of the annual cash bonus award earned under the MIP for that fiscal year. For information regarding the MIP, see the narrative in the Compensation Discussion and Analysis in this Proxy Statement.

(8)	For the fiscal year ended March 31, 2018, reflects Company's contribution on behalf of the respective Named Executive Officers pursuant to the terms of the Supplemental Plan and the AVX Corporation Retirement Plan (the “Retirement Plan”) in the following amounts, respectively: John Sarvis - $42,900 and $34,500; Kurt Cummings - $42,900 and $34,500; Peter Venuto - $42,900 and $34,500; Keith Thomas - $38,299 and $34,500; and Evan Slavitt - $27,375 and $34,500.

The investments in the Supplemental Plan have no above-market or preferential earnings. See the Nonqualified Deferred Compensation table and related narrative herein for information related to the Supplemental Plan.

Also reflects the value of automobile allowances and Company contributions to group life, disability, or excess liability insurance programs, respectively, as follows for fiscal 2018: John Sarvis - $14,400 and $14,021; Kurt Cummings - $14,400 and $6,494; Peter Venuto - $12,000 and $10,379; Keith Thomas - $12,000 and $4,942; and Evan Slavitt - $12,000 and $5,021.

The Company also provides the Named Executive Officers with certain medical benefits generally available to all salaried employees.

(9)	Mr. Sarvis is a Named Executive Officer who also serves as a director. Mr. Sarvis received no compensation for services as a director in any fiscal year presented.

The following table sets forth information regarding grants of plan-based awards, including options to acquire shares of Common Stock, granted to the Named Executive Officers through fiscal 2018.

Grants of Plan-Based Awards

Fiscal Year Ended March 31, 2018

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	Grant-Date Fair Value of Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#) (3)	($) (4)
John Sarvis		-	-	970,000
	5/1/2017				1,200	6,000	-		101,160
	5/1/2017							6,000	101,160
Kurt Cummings		-	-	870,000
	5/1/2017				1,200	6,000	-		101,160
	5/1/2017							6,000	101,160
Peter Venuto		-	-	731,000
	5/1/2017				1,000	5,000	-		84,300
	5/1/2017							5,000	84,300
Keith Thomas		-	-	674,000
	5/1/2017				1,000	5,000	-		84,300
	5/1/2017							5,000	84,300
Evan Slavitt		-	-	684,000
	5/1/2017				1,000	5,000	-		84,300
	5/1/2017							5,000	84,300

(1)

The maximum represents 200% of the base salary of each Named Executive Officer. The Company did not establish threshold and target opportunities and, therefore, no values are reported in these columns. For information regarding the MIP, see the discussion in the Compensation Discussion and Analysis section above.

(2)

Reflects the number of performance-based restricted stock units awarded to each Named Executive Officer during the fiscal year ended March 31, 2018 under the Company’s 2014 RSU Plan. The awarded units have performance-based conditions based on the Company’s achievements of net trade sales and pre-tax profit goals that vest 100% one year after the date of the grant and a variable payout range of 0% to 100% based on the Company’s achievement of the performance goals.

(3)

Reflects the number of service-vesting restricted stock units awarded to each Named Executive Officer during the fiscal year ended March 31, 2018 under the Company’s 2014 RSU Plan. Each unit is equal to one share of AVX common stock. The awarded units have time-based vesting conditions where 33 1/3% vest one year after the date of the grant and an additional 33 1/3% vest at the end of each of the following two years.

(4)

Reflects the aggregate grant date fair value of RSUs awarded during fiscal 2018, computed in accordance with FASB ASC Topic 718. Grant date fair value for RSUs was based on the fair market value of the shares underlying the award on the date of grant.

Outstanding Equity Awards at Fiscal Year Ended March 31, 2018

The following table sets forth information regarding equity awards for each Named Executive Officer outstanding at March 31, 2018.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)
John Sarvis	5/15/2008	12,000	-	13.15	5/15/2018	-	-	-	-
	6/14/2010	12,000	-	13.70	6/14/2020	-	-	-	-
	6/24/2011	12,000	-	14.58	6/24/2021	-	-	-	-
	5/17/2012	12,000	-	10.90	5/17/2022	-	-	-	-
	4/26/2013	15,000	-	11.25	4/26/2023	-	-	-	-
	4/24/2014	15,000	5,000	13.32	4/24/2024	-	-	-	-
	4/16/2015	15,000	15,000	14.55	4/16/2025	-	-	-	-
	4/29/2016	-	-	-	-	4,000	66,200	-	-
	5/1/2017	-	-	-	-	6,000	99,300
	5/1/2017	-	-	-	-			6,000	99,300

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)
Kurt Cummings	4/26/2013	30,000	-	11.25	4/26/2023	-	-	-	-
	4/24/2014	22,500	7,500	13.32	4/24/2024	-	-	-	-
	4/16/2015	10,000	10,000	14.55	4/16/2025	-	-	-	-
	4/29/2016	-	-	-	-	4,000	66,200	-	-
	5/1/2017	-	-	-	-	6,000	99,300
	5/1/2017	-	-	-	-			6,000	99,300

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)
Peter Venuto	4/26/2013	1,986	-	11.25	4/26/2023	-	-	-	-
	4/24/2014	-	5,000	13.32	4/24/2024	-	-	-	-
	4/16/2015	-	10,000	14.55	4/16/2025	-	-	-	-
	4/29/2016	-	-	-	-	3,333	55,161	-	-
	5/1/2017	-	-	-	-	5,000	82,750	-	-
	5/1/2017	-	-	-	-	-	-	5,000	82,750

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)
Keith Thomas	4/24/2014	-	3,750	13.32	4/24/2024	-	-	-	-
	4/16/2015	5,000	10,000	14.55	4/16/2025	-	-	-	-
	4/29/2016	-	-	-	-	3,333	55,161	-	-
	5/1/2017	-	-	-	-	5,000	82,750	-	-
	5/1/2017	-	-	-	-	-	-	5,000	82,750

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)
Evan Slavitt	5/15/2008	8,000	-	13.15	5/15/2018	-	-	-	-
	5/15/2009	8,000	-	9.60	5/15/2019	-	-	-	-
	6/14/2010	8,000	-	13.70	6/14/2020	-	-	-	-
	6/24/2011	8,000	-	14.58	6/24/2021	-	-	-	-
	5/17/2012	8,000	-	10.90	5/17/2022	-	-	-	-
	4/26/2013	8,000	-	11.25	4/26/2023	-	-	-	-
	4/24/2014	6,000	2,000	13.32	4/24/2024	-	-	-	-
	4/16/2015	6,000	6,000	14.55	4/16/2025	-	-	-	-
	4/29/2016	-	-	-	-	2,000	33,100	-	-
	5/1/2017	-	-	-	-	5,000	82,750	-	-
	5/1/2017	-	-	-	-	-	-	5,000	82,750

(1)	All option awards vest 25% on each of the first four anniversaries of the date of grant.

(2)	Restricted stock units vest 33 1/3% one year after the date of the grant and an additional 33 1/3 at the end of each of the following two years.

(3)	Market value is based on the closing price of the Company’s common stock on March 31, 2018 of $16.55 per share.

(4)	Restricted stock units vest after one year based on the Company’s achievement of performance goals relating to net trade sales and pre-tax profit.

The following table sets forth information with respect to options exercised and the aggregate dollar value realized upon exercise of the options during fiscal 2018 by the Named Executive Officers. The value realized on exercise reflects the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

Option Exercises and Stock Vested

Fiscal Year Ended March 31, 2018

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John Sarvis	-	-	4,400	74,404
Kurt Cummings	79,000	318,347	4,400	74,404
Peter Venuto	14,264	50,690	3,667	62,009
Keith Thomas	7,500	43,613	3,667	62,009
Evan Slavitt	-	-	2,200	37,202

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.
(2)	Value realized represents the fair market value of the shares on the vesting date.

The following table and narrative provides information related to the Company’s Supplemental Plan for fiscal 2018.

Nonqualified Deferred Compensation

Fiscal Year Ended March 31, 2018

	Executive Contributions in FY 2018	Company Contributions in FY 2018	Aggregate Gains/(Losses) in FY 2018	Aggregate Withdrawals/ Distributions	Aggregate Balance at March 31, 2018
Name	($) (1)	($) (2)	($)	($)	($) (3)
John Sarvis	17,005	50,950	43,813	-	888,011
Kurt Cummings	13,476	50,170	21,122	-	1,255,297
Peter Venuto	11,330	47,958	72,045	-	1,000,077
Keith Thomas	10,449	43,698	144,551	-	1,317,917
Evan Slavitt	12,038	32,175	33,900	-	368,228

(1)	The amounts in this column are included as 2018 compensation in the Salary and/or Bonus columns of the Summary Compensation Table.

(2)	The amounts in this column are included as 2018 compensation in the All Other Compensation column of the Summary Compensation Table.

(3)

To the extent that a participant was a named executive officer in prior years, executive and Company contributions included in the “Aggregate Balance at Last FYE” column have been reported as compensation in the Summary Compensation Table for the applicable year.

Under the Supplemental Plan, the participants select among the various investment options that are also currently available to employees of the Company participating in the Retirement Plan. The value of the participants’ balance fluctuates based on the performance of the investments. The market value of the trust is included as an asset and a liability on the Company’s Consolidated Balance Sheet as of March 31, 2018 as disclosed in the Annual Report on Form 10-K for the fiscal year ended March 31, 2018 because the trust’s assets are available to the Company’s general creditors in the event of the Company’s insolvency.

Additional Plan information is detailed as follows:

Deferred Compensation Contribution

A participant may elect to defer all or a portion of his eligible compensation otherwise payable by the Company to such participant. The participant can choose to have his deferrals credited to his Retirement Account and/or an In-Service Account. The deferred amount will be withheld from each paycheck throughout the year.

Company Matching Contribution

On an annual basis, the Company will match participant contributions equal to 100% of the first 3% of the amount that is deferred in the Plan. To receive any matching contributions, a participant must have received the maximum matching contribution available under the AVX Retirement Plan. A participant’s eligible compensation for the purposes of receiving a Company Matching Contribution in the Plan cannot exceed the annual dollar limit established by the Plan Administrator.

Non-discretionary Contribution

The Company will make an annual contribution equal to 5% of eligible compensation between $270,000 (i.e., the IRS Compensation Limit for 2017) and $600,000.

Discretionary Contribution

The Company may make an annual contribution between 0% - 5% of eligible compensation between $270,000 (i.e., the IRS Compensation Limit for 2017) and $600,000. The contribution amount is subject to approval by the Company’s Board of Directors.

Vesting

Each participant shall be fully vested and have a non-forfeitable interest in his account.

Payment of Benefits

A participant’s Retirement Account balance shall be payable to the participant or beneficiary upon the earlier of such participant’s separation from service, disability or death in a lump-sum payment or in installments over a period not to exceed 10 years, as selected by the participant. A participant’s In-Service Account balance will be paid to the participant in a single lump-sum on a date previously elected by the participant.

Potential Payments Upon Termination

The following discussion summarizes the value of payments and benefits that the Named Executive Officers would be entitled to receive assuming that a termination of employment under various circumstances had occurred on March 31, 2018.

In the event of a termination of employment due to death, disability or retirement (as defined in the plans), all outstanding stock options and stock unit awards subject to time vesting conditions held by the Named Executive Officers would become fully vested. The intrinsic value of the stock options that would become vested upon such qualified termination (calculated based on the excess of the fair market value of the underlying shares as of March 31, 2018 over the exercise price of the options) is as follows: Mr. Sarvis, $46,150, Mr. Cummings, $44,225; Mr. Venuto, $36,150; Mr. Thomas, $32,113; and Mr. Slavitt, $18,460. The fair market value of unvested stock unit awards as of March 31, 2017 that would become vested upon such qualified termination is as follows: Mr. Sarvis, $165,500; Mr. Cummings, $165,500; Mr. Venuto, $137,911; Mr. Thomas, $137,911; and Mr. Slavitt, $115,850. In the event of a termination of employment for any reason, the Named Executive Officers would be entitled to a payout of their vested balance under the Company’s Supplemental Plan, which amounts are reflected in the Nonqualified Deferred Compensation table. In the event of the death of a Named Executive Officer while actively employed, the person’s spouse or estate would continue to receive that person’s base salary for the ensuing two years.

CEO Pay Ratio

The Dodd-Frank Reform and Consumer Protection Act includes a mandate that public companies disclose the ratio of the compensation of their CEO to their median employee. Our CEO-to-median employee pay ratio calculation for fiscal 2018 is 92:1. The pay ratio is determined by dividing the total fiscal 2018 compensation of the CEO as disclosed in the Summary Compensation Table by the total fiscal 2018 compensation of the median employee, using the same components of income as used in the Summary Compensation Table.

Our median employee was determined based on active employees as of March 31, 2018. The Company employed 14,920 full-time employees at March 31, 2018, of which 1,430 were in the U.S. and 13,490 were non-U.S. employees. No employees were excluded from the determination of the median employee. The total fiscal 2018 compensation for our CEO was $1,109,820 as compared to our median employee at $12,064. The median employee compensation was calculated based on cash paid during the fiscal year.

Shareholder Proposals

If any shareholder intends to present a proposal to the Company for inclusion in its proxy statement relating to the annual meeting of shareholders expected to be held in July 2019 or wishes to recommend nominees to the Board, such proposal, in writing and addressed to the Corporate Secretary, must be received by the Company no later than February 4, 2019.

In general, in order to be considered timely under the Bylaws of the Company, any notice of shareholder proposals intended to be presented at an annual shareholders meeting, including proposals for the nomination of directors, must be delivered or mailed and received by the Company no earlier than April 19, 2019 and no later than May 19, 2019 (not earlier than 90 days nor later than 60 days prior to the anniversary of the preceding year’s annual meeting of shareholders). In the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made.

Proxy Solicitation

The entire cost of this solicitation will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of the Common Stock. Solicitation will primarily be made by mail, but proxies may be solicited personally by the Company’s officers, directors or employees, by telephone or by facsimile. The officers, directors or employees who may participate in the solicitation of proxies will not receive any additional compensation for such solicitation. The costs and expenditures in connection with the solicitation of security holders are only those normally expended for a solicitation for an election of Directors in the absence of a contest.

The Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments filed with or furnished to the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act are available free of charge on the Company’s website at www.avx.com as soon as reasonably practicable after being filed with the SEC. To view the reports from the Company’s website, go to “Corporate Information,” then “Investor Relations,” then “SEC Filings.” A copy of any such report is available, without charge, upon written request directed to our Secretary at the corporate address set forth above.

By order of the Board,

Evan Slavitt

Corporate Secretary

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on July 18, 2018.

AVX CORPORATION

Meeting Information

Meeting Type: Annual Meeting
For holders as of: May 31, 2018
Date: July 18, 2018 **Time:** 10:00 A.M., EDT
Location: Warwick New York Hotel
65 West 54th Street
New York, NY 10019

AVX CORPORATION
1 AVX BOULEVARD
FOUNTAIN INN, SC 29644

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

E48876-P08666

— Before You Vote —

How to Access the Proxy Materials

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NOTICE, PROXY STATEMENT AND FORM OF PROXY FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

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If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request (you can also request copies of materials for future shareholder meetings using these methods):

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E48877-P08666

Voting Items

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" DIRECTOR NOMINEES NAMED UNDER ITEM 1 AND "FOR" ITEM 2.

1. To elect as Directors the three class II Director Nominees until their terms expire in 2021.

   Nominees:

   01) John Sarvis
   02) Goro Yamaguchi
   03) Joseph Stach

E48878-P08666

AVX CORPORATION

1 AVX BOULEVARD
FOUNTAIN INN, SC 29644

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by AVX Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AVX Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E48874-P08666

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AVX CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" DIRECTOR NOMINEES NAMED UNDER ITEM 1 AND "FOR" ITEM 2.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Vote On Directors

1. To elect as Directors the three Class II Director Nominees until their terms expire in 2021.

Nominees:

01) John Sarvis
02) Goro Yamaguchi
03) Joseph Stach

Vote On Proposals

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, proxy statement and Annual Report.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

(**NOTE:** Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E48875-P08666

This Proxy is Solicited on Behalf of the Board of Directors of
AVX CORPORATION
1 AVX Boulevard, Fountain Inn, South Carolina 29644
for the Annual Meeting of Shareholders to be held on July 18, 2018

The undersigned hereby appoints John Sarvis, Chief Executive Officer and President, and Evan Slavitt, Senior Vice President, General Counsel and Secretary, or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of AVX Corporation held of record by the undersigned on May 31, 2018, at the Annual Meeting of Shareholders to be held on July 18, 2018, or any adjournment or postponement thereof. All previous proxies given with respect to this meeting are hereby revoked.

If you are a participant in the AVX Corporation Retirement Plan, AVX Nonqualified Supplemental Retirement Plan, or AVX 401(k) Plan (the "Plans"), Broadridge Financial Solutions, Inc. has been requested to forward to you the enclosed proxy materials relative to the securities held by us in your account but not registered in your name. Please execute this form and return it to us promptly in the enclosed business reply envelope. It is understood that, if you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting.

For this meeting, the extent of our authority to vote these securities in the absence of your instructions, as directed by the Plans, is that the John Hancock Trust Company, as Trustee of the Plans shall vote Allocated Shares for which it has not received direction and any shares that have not been allocated to Plan participants' accounts in the same percentage as Plan participants' directed Allocated Shares are voted. In order to ensure that these securities are voted as you wish, please return your proxy to us by July 18, 2018.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH NAMED DIRECTOR NOMINEE UNDER ITEM 1 AND "FOR" ITEM 2. THE PROXIES HEREIN NAMED WILL VOTE ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN ACCORDANCE WITH THEIR BEST JUDGMENT.

Address Changes/Comments: ______________________________

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side)